Exhibit 23.1

        Consent of Independent Accountants

The Board of Directors and Stockholders
Computer Associates International, Inc.:

We consent to the use of our audit report dated May 9, 2003 on the consolidated financial statements of Computer Associates International, Inc. and subsidiaries as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, incorporated by reference herein and to the reference to our firm under the heading 'Experts' in the Registration Statement.

Our report dated May 9, 2003, contains an explanatory paragraph indicating that effective April 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                      /s/  KPMG LLP

New York, New York
August 29, 2003